EXHIBIT 10.16

SEPARATION AGREEMENT AND GENERAL RELEASE

     John Emery for himself, his spouse and anyone acting on his behalf, and MeriStar Hospitality Corporation (including MeriStar Hospitality Operating Partnership, L.P.) and any and all respective predecessors, successors, franchisors, lessors, owners, assigns, present or past affiliates (but NOT MeriStar Management Company, LLC or Interstate Hotels & Resorts, Inc.) present or past wholly or partially owned, direct or indirect subsidiaries, any persons or entities which all present or in the past directly or indirectly owns or owned all or any part of their equity interest (either as a member, shareholder or otherwise) and any and all of any of the foregoing present or past officers, directors, employees, agents, attorneys or consultants (“MeriStar”) enter into this Separation Agreement and General Release (the “Agreement”);

     WHEREAS, Mr. Emery and MeriStar entered into an Employment Agreement dated April 1, 2000, and amended on March 26, 2002 (“Employment Agreement”);

     WHEREAS, it is the mutual desire of Mr. Emery and MeriStar to terminate Mr. Emery’s employment with MeriStar without cause to be effective on November 1, 2002, and that the parties intend to terminate such Employment Agreement in accordance with the terms of this Agreement;

     WHEREAS, Mr. Emery and MeriStar desire fully and finally to resolve and settle all claims between them arising out of Mr. Emery’s employment and separation from employment with MeriStar, and all other actions and claims Mr. Emery has or may have arising from or in any way related to the employment relationship and separation from employment with MeriStar;

     NOW THEREFORE, in consideration for the mutual promises contained herein, the parties agree to the following terms:

     Mr. Emery waives and releases MeriStar, and any of its past, present or future agents, parents, subsidiaries, principals, franchisors, owners, lessors, officers, directors, employees, affiliates (but NOT MeriStar Management Company, LLC or Interstate Hotels & Resorts, Inc.), successors and assigns from any and all legal claims of any type to date arising from his employment or separation of employment from MeriStar and covenants not to institute any legal proceeding based on any claim or cause of action of any type he may have against MeriStar, and any of its past, present or future agents, parents, subsidiaries, principals, franchisors, owners, lessors, officers, directors, employees, affiliates, successors and assigns, directors managers or employees. This includes but is not limited to any and all claims which could be brought under the common law (such as defamation, breach of contract including the Employment Agreement, emotional distress or wrongful termination) or pursuant to federal, state or local equal employment statutes including Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act; and the Age Discrimination in Employment Act. Excluded from this release is any right or claim that cannot be waived by law. Mr. Emery is waiving, however, any right to monetary recovery should any local, state or federal agency pursue any claims on his behalf. Nothing in this paragraph shall be construed to waive any party’s right to enforce any provision of this Agreement. Notwithstanding this paragraph,

Sections 3(h) and 10(f) of Mr. Emery’s Employment Agreement shall remain in full force and effect following the termination of the Employment Agreement and execution of this Agreement.

     2. MeriStar hereby forever releases and discharges Mr. Emery, his heirs, representatives, agents, successors and assigns from all manner of actions or causes of action, suits, debts, sums of money, accounts, contracts including the Employment Agreement, controversies, promises, damages, judgments, executions, liabilities, claims or demands of any kind or nature whatsoever, whether in law or in equity, or both, which it had, now has, or which it may have had against Mr. Emery, by reason of any matter or cause whatsoever prior to the date of this Agreement; provided, however, that nothing in this paragraph shall be construed to waive any party’s right to enforce any provision of this Agreement.

     3. Mr. Emery agrees that he has been paid for all hours worked, not suffered any on-the-job injury for which he has not already filed a claim, and has received all of the vacation pay he was owed.

     4. MeriStar agrees to pay Mr. Emery a lump sum payment of two (2) times Mr. Emery’s base salary ($230,000) and bonus for year 2001 ($0), totaling Four hundred and sixty thousand dollars ($460,000), less applicable taxes and withholdings. This payment shall be paid according to the following schedule: One hundred fifty-three thousand and three hundred thirty-three dollars ($153,333), less applicable taxes and withholdings, shall be made on January 20, 2003; three hundred and six thousand six hundred sixty-six dollars ($306,666), less applicable taxes and withholdings, shall be made on April 4, 2003.

     5. MeriStar agrees to pay Mr. Emery a lump sum payment of two hundred and fifty thousand dollars ($250,000), less applicable taxes and withholdings. $83,333 of this payment shall be made January 20, 2003 and $166,666 of this payment shall be made on April 4, 2003. Mr. Emery acknowledges that this payment constitutes consideration to which he is not otherwise entitled and, in and of itself, constitutes valid consideration for the promises made by him in this Agreement.

     6. MeriStar agrees that (a) all 35,168 unvested restricted shares of MeriStar Hospitality Corporation common stock held by Mr. Emery shall vest immediately and (b) Mr. Emery holds 237,500 Profits-Only Operating Partnership Units (“POPs”) all of which have either vested prior to the date of this agreement or vest in connection with the execution of this agreement. MeriStar acknowledges that no further contractual restrictions exist on any common stock or POPs held by Mr. Emery.

     On November 18, 2002, subject to federal and state tax withholding requirements, the Company agrees to acquire from Mr. Emery 187,500 POPs in exchange for (a) 50,000 common shares issued under the Company’s Incentive Plan which will immediately fully vest and (b) 137,500 common shares of the Company (the “Restricted Shares”) which may not be sold by Mr. Emery prior to November 19, 2003 unless the Company is first given the right to purchase (the “Right of First Refusal”) such shares at the price of $0.01 per share. The certificate for the Restricted Shares issued on November  18, 2002, will contain the legend listed on Exhibit A to this Agreement. The Right of First Refusal will terminate at 12:01 am on November 19, 2003, and the Company shall make all reasonable efforts to deliver an unlegended certificate representing the Restricted Shares to Mr. Emery on or before November 20, 2003.

      On January 6, 2003, subject to federal and state tax withholding requirements, the Company agrees to acquire from Mr. Emery 50,000 POPs in exchange for (a) 50,000 common shares issued under the Company’s Incentive Plan which will immediately fully vest.

      MeriStar also agrees that Mr.  Emery’s options to purchase 269,064 shares of MeriStar Hospitality are hereby fully vested and are exercisable through the tenth (10th) anniversary date that each option award was granted. The schedule of these options is attached as Exhibit B to this Agreement.

     7. If other senior officers of MeriStar receive bonus payments in 2002, then MeriStar agrees to pay Mr. Emery a pro-rated portion (9/12th) of such bonus amount, less applicable taxes and withholdings. Such payment shall be made no later than April 15, 2003.

     8. MeriStar agrees to pay monthly lease payments on Mr. Emery’s automobile lease for the remainder of the term, up through April 2003. Mr. Emery agrees to reimburse the Company for any lease payments made from November 1, 2002 through April 2003.

     9. The parties agree to keep the terms of this Agreement confidential and not to disclose the terms to any person (other than immediate family, MeriStar management with a need to know, legal counsel, and financial and tax advisors) without express written consent from all parties to the Agreement. Notwithstanding the provisions of this paragraph, it will not be a breach of this Settlement Agreement and General Release for any party to submit or reveal the terms hereof when required by any court or administrative agency asserting jurisdiction over the instant settlement, or related matters.

     10.  (a)  Mr. Emery understands and acknowledges that MeriStar and its subsidiaries or affiliated ventures (“Company Affiliates”) own and have developed and compiled certain Confidential Information, and that during the course of his rendering services to MeriStar, Confidential Information was disclosed to him by the Company Affiliates. Mr. Emery agrees that, for a period of three years up through November 1, 2005, he will not use or disclose, furnish or make accessible to anyone, directly or indirectly, any Confidential Information of the Company Affiliates.

     (b) As used herein, the term “Confidential Information” means any trade secrets confidential or proprietary information, or other knowledge, know-how, information, documents or materials, owned, developed or possessed by a Company Affiliate pertaining to its business the confidentiality of which such company takes reasonable measures to protect, including, but not limited to, trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, developments, test results, reports, specifications, data, formats, marketing data and business plans and strategies, agreements and other forms of documents, expansion plans, budgets, projections, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to Mr. Emery, (ii) becomes generally known or generally available to the public subsequent to its disclosure to Mr.  Emery through no wrongful act of Mr. Emery, (iii) is or becomes available to Mr. Emery from sources other than the Company Affiliates which sources are not known to Mr. Emery to be under any duty of confidentiality with respect thereto or (iv) Mr. Emery is required to disclose by applicable law or regulation or by order of any court or federal, state or local regulatory or administrative body (provided that Mr. Emery provides MeriStar with prior notice of the contemplated disclosure and reasonably cooperates with MeriStar, at MeriStar’s sole expense, in seeking a protective order or other appropriate protection of such information).

     (c) Mr. Emery agrees that he will not reveal or disclose, sell, use, lecture upon, or publish any such Confidential Information or authorize anyone else to do so at any time subsequent to his employment with MeriStar. Mr. Emery agrees to return to MeriStar immediately all documents, files, lists and other information, whether in hard copy or machine readable form which relate or refer in any way to MeriStar's business, its shareholders, or employees, and any future use of same by Mr. Emery is prohibited. Failure to comply with this paragraph will constitute a material breach of the Agreement. Nothing in this paragraph will prohibit Mr.  Emery from entering into future contracts with MeriStar or its related entities.

     (d) Paragraphs 10(a)(b) and (c) above will not apply to Mr. Emery so long as Mr. Emery remains employed as an executive officer of Interstate Hotels & Resorts, Inc.

     11. Mr. Emery agrees he will not make any false or disparaging statements about MeriStar or any of its corporate managers or employees. MeriStar agrees that it has not and will not make any statements that are professionally or personally disparaging about, or adverse to Mr. Emery, including, but not limited to, any statements that disparage his capability or any other aspect of his performance while under the employ of MeriStar, and that MeriStar will not engage in any conduct which is intended to harm professionally or personally Mr. Emery’s reputation.

      12.   Mr. Emery states that he is signing this Agreement knowingly and voluntarily, that he has not been coerced into signing this Agreement, and that this Agreement resolves all matters between him and MeriStar.

      13.   The parties agree that if any part of this Agreement is found to be illegal or invalid, the rest of the Agreement will still be enforceable.

      14.   This Agreement shall never at any time for any purpose be considered as an admission of liability or wrongdoing by MeriStar or Mr. Emery.

      15.   This Agreement is nonprecedential and may not be raised as evidence by any person in connection with any subsequent litigation, except as necessary to enforce this Agreement.

      16.   If MeriStar determines that Mr. Emery has breached the terms of this Agreement, and intends to enforce its rights under the Agreement against Mr. Emery, where practical, MeriStar agrees to give Mr. Emery written notice that the specified conduct or event has occurred, and that MeriStar intends to pursue its rights under the Agreement if Mr. Emery fails to cure such conduct or event within thirty (30) days of the receipt of such notice.

      17.   This Agreement comprises the entire agreement between MeriStar and Mr. Emery and cancels all previous negotiations and agreements in connection with the subject matter of this Agreement. This Agreement may not be modified or supplemented except in a writing signed by MeriStar and Mr. Emery.

      18.   This Agreement will be interpreted in accordance with the laws of the District of Columbia without giving effect to its conflict of law principles.

      19.   The parties agree that any and all disputes, controversies or claims arising under or in connection with this Agreement including, without limitation, those relating to the general validity, enforceability or breach of this Agreement, shall be subject to confidential, binding arbitration under the Commercial Rules of the American Arbitration Association. The decision of the Arbitrator shall be final and binding. The Arbitrator shall have no authority to add to, delete from or otherwise modify the terms of this Agreement. In the event a dispute over the interpretation or breach of this Agreement is brought to arbitration, the Arbitrator shall order the non-prevailing party to pay the other’s attorneys’ fees and costs associated with the arbitration. Nothing in this paragraph requires MeriStar to pursue arbitration as a condition precedent to pleading this Agreement as a bar to any action or suit before any court or administrative agency. The decision of the arbitrator shall be final and conclusive, and the parties waive any right to trial de novo or appeal excepting only confirming the arbitrator’s administrative proceeding against the other with respect to any arbitrable dispute by any method other than arbitration in accordance with this paragraph, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorney’s fees incurred as a result of such action.

     The undersigned state that they have carefully read this Agreement, that they know and understand its terms, and they sign it freely.

/s/ John Emery

Date	Mr. John Emery

/s/ Paul W. Whetsell

Date	MeriStar Hospitality Corporation By

Chief Executive Officer

Title

EXHIBIT A — Restricted Shares Legend

     The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold, offered for sale or otherwise transferred or disposed unless a registration statement under such Act is in effect with respect thereto or unless the company has received an opinion of counsel satisfactory to it, that an exemption from such registration is applicable to said shares. Such shares are subject to an agreement restricting resale of the shares within a one (1) year period unless the Company is given a right of first refusal at the price of $.01 per share. The shares shall remain subject to such restriction during such period notwithstanding any transfer.

EXHIBIT B

MeriStar Hospitality Corporation	OUTSTANDING AND EXERCISABLE BY PRICE
AS OF 9/30/02
ID is equal to emeryj

			Option	Expiration	Remaining			Option	Shares
Name	ID	Number	Date	Date	Life in Years			Price	Outstanding

Emery, John	EmeryJ	103	8/20/96	8/20/96		3.89		$15.64	1,564
Emery, John	EmeryJ	104	8/20/96	8/20/96		3.89		$15.64	17,500
Emery, John	EmeryJ	00000002	2/4/99	2/4/09		6.35		$19.19	150,000
Emery, John	EmeryJ	00000022	12/14/99	12/14/09		7.21		$14.88	100,000

	Name: Emery, John				Avg. Life	6.49	Avg. Out	$17.34	269,064
							Avg. Exer	$17.66

	TOTALS				Avg. Life	6.49	Avg. Out	$17.34	269,064
							Avg. Exer	$17.66